Exhibit 99.1

TechTeam Global Reports Earnings of $.12 Per Share for Third Quarter 2005; Company Awarded Four New Contracts

    - Revenue of $41.3 million, up 21.4% from third quarter 2004 (3Q04)
    - Gross profit of $10.3 million, up 31.1% from 3Q04
    - Net income of $1.23 million, down 19.0% from 3Q04
    - Cash flow from operations of $7.58 million, up 86.1% from 3Q04
    - Company announces that it has been awarded four new contracts totaling $21 million in revenue to provide IT support services

SOUTHFIELD, Mich., Oct. 27 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a worldwide provider of information technology ("IT") and business process outsourcing support services, today reported net income of $1.23 million, or $.12 per diluted common share for the three months ended September 30, 2005. For the three months ended September 30, 2004, TechTeam Global ("the Company") reported net income of $1.52 million, or $.16 per diluted common share, a year-over-year decline of 19.0% in net income.

Excluding the net income contributed from Sytel, Inc. ("Sytel"), which was acquired on January 3, 2005, net income was $834,000, or $.08 per diluted common share, for the three months ended September 30, 2005.

Total revenue grew 21.4% to $41.3 million for the three months ended September 30, 2005, an increase from $34.0 million for the same period in 2004. Excluding the revenue contributed by Sytel, total revenue declined 2.3% to $33.2 million for the three months ended September 30, 2005, a decrease from $34.0 million of revenue reported for the same period in 2004. The year- over-year decline in revenue was due largely to the absence of a large equipment sale that occurred at one of the Company's subsidiaries in the third quarter of 2004. Excluding the revenue contributed by Sytel in the third quarter of 2005 and the revenue which resulted from the equipment sale in the third quarter of 2004, "organic" revenue grew 4.3% year-over-year.

Gross profit improved 31.1% to $10.3 million for the three months ended September 30, 2005, from $7.89 million for the same period in 2004. Excluding the gross profit contributed by Sytel, gross profit grew 5.2% to $8.30 million for the three months ended September 30, 2005, an increase from $7.89 million of gross profit reported for the same period in 2004.

The Company's gross margin (gross profit expressed as a percentage of revenue) performance improved to 25.0% for the three months ended September 30, 2005 from 23.2% for the same period in 2004. Excluding the results of Sytel, gross margin was 25.0% for the three months ended September 30, 2005.

Selling, general, and administrative ("SG&A") expense was $8.61 million for the three months ended September 30, 2005, or 20.8% of the Company's total revenue of $41.3 million. SG&A expense was $5.78 million, or 17.0% of revenue, for the same period in 2004. Excluding the results of Sytel, SG&A expense was $7.22 million for the three months ended September 30, 2005, compared with $5.78 million for the same period in 2004.

The year-over-year increase in the Company's SG&A expense was principally due to the addition of $1.39 million in SG&A expense generated by Sytel and $1.44 million of SG&A expense primarily resulting from our continued deployment of a new global human resources management system, incremental costs associated with our compliance efforts with Section 404 of the Sarbanes- Oxley Act of 2002 (detailed below), additional personnel and facility costs associated with the establishment of the Company's permanent facility in Romania, due diligence expenses associated with an acquisition which the Company elected not to pursue during the third quarter, and increased sales and marketing expenses primarily resulting from the expansion of our North American sales force and higher sales commissions.

TechTeam incurred approximately $261,000 in expense during the third quarter associated with the Company's preparatory activities for its compliance this year with Section 404 of the Sarbanes-Oxley Act of 2002. This compares with $25,000 and $525,000 in such expense incurred by the Company in the first and second quarters of 2005, respectively. The Company still anticipates incurring approximately $1.2-$1.4 million in total expenses to comply with Section 404 in 2005.

Operating income declined 17.8% to $1.74 million for the three months ended September 30, 2005, a decrease from $2.11 million for the same period in 2004. Excluding the operating income contributed by Sytel, operating income declined 48.6% to $1.09 million for the three months ended September 30, 2005, a decrease from $2.11 million of operating income reported for the same period in 2004.

Commenting on the Company's financial results, William F. Coyro, Jr., TechTeam Global's President and Chief Executive Officer, stated, "TechTeam delivered earnings of $.12 per share, top-line revenue growth of 21%, and $7.6 million in cash flow from operations during the third quarter of 2005. While we are disappointed with the overall decline in revenue and gross margin from the second quarter to the third quarter -- principally the result of reductions in sales at some of our European subsidiaries and reductions in sales and gross margin at Sytel -- we are pleased with the pipeline of new business prospects we have developed and contracts we have executed -- some of which we are announcing today -- in what can only be described as an exceptionally difficult market. The addition of DSC and Sytel to TechTeam has still proven to be very accretive to the Company's earnings over the past seven quarters and has been instrumental in executing upon our revenue diversification strategy. Our recently-announced acquisition of Akela Informatique SRL in Bucharest, Romania will also prove instrumental in expanding our worldwide product and service offerings, further expanding of our global customer base, and we anticipate it being accretive to our earnings performance."

Coyro added, "TechTeam has completed the first three quarters of 2005 with the strongest financial performance in its history, delivering $126 million in revenue -- up 33% over last year -- and $.45 in earnings per share, compared with $.34 per share for the first three quarters of 2004 -- up 32% over last year. We remain well-positioned to continue executing upon our aggressive domestic and international growth strategy through a combination of organic growth coupled with selective, strategic, and accretive acquisitions. TechTeam also continues to enjoy a solid balance sheet with net cash reserves of $27 million, and a very talented employee base."

Other significant components of TechTeam Global's third quarter 2005 performance include the following:

    -- Revenue from our European operations increased 6.9% to $11.6 million for the three months ended September 30, 2005 from $10.8 million during the same period in 2004.

    -- Net cash provided by operating activities was $7.58 million for the three months ended September 30, 2005, versus $4.07 million for the same period in 2004. Free cash flow (net cash provided by operating activities less capital expenditures) was $6.91 million for the three months ended September 30, 2005, versus $3.72 million for the same period in 2004.

    -- For the three months ended September 30, 2005, earnings before interest, taxes, depreciation, and amortization expense ("EBITDA") from continuing operations was $2.97 million, or 7.2% of revenue, compared with EBITDA from continuing operations of $3.27 million for the same period in 2004, a decrease of 9.1%. Excluding the results of Sytel, EBITDA from continuing operations was $1.99 million for the three months ended September 30, 2005, a decrease of 39.0% from EBITDA from continuing operations of $3.27 million reported for the same period in 2004.

        The investment community considers EBITDA an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (For additional information regarding the determination of the EBITDA results, please see the attached financial tables.)

    -- Total cash and cash equivalents were $36.5 million as of September 30, 2005, while long-term debt was $9.84 million as of the same date. This represents $2.69 in net cash and cash equivalents per common share outstanding as of the end of the third quarter of 2005.

    -- Total shareholders' equity increased to $77.8 million as of September 30, 2005 from $76.1 million at June 30, 2005. The Company's net book value increased from $7.70 per common share outstanding at June 30, 2005 to $7.86 per common share outstanding at September 30, 2005.

    -- For the three months ended September 30, 2005, the basic weighted average number of common shares outstanding was 9,892,237; the diluted weighted average number of common shares and common share equivalents outstanding was 10,208,940. The number of common shares issued and outstanding as of September 30, 2005 was 9,901,857.

Separately, the Company today announced that it has signed contracts with four major companies to provide specialized IT support services. The estimated aggregate value of the contracts is approximately $21 million over the three-year length of each contract. These customers include two prominent American retail sales firms, a global automobile manufacturer, and a national real estate sales company.

The first retail firm has selected TechTeam to provide help desk support for its IT applications and network monitoring services. The second retail firm has chosen TechTeam to provide telephone support for its retail equipment and applications, including point-of-sale registers, hand-held terminals, and pin pads in addition to its internal desktop hardware, software, and networking technologies. The global automobile manufacturer selected TechTeam to provide a remote IT disaster recovery site for one of its largest subsidiaries. The national real estate sales company chose TechTeam to provide help-desk and desk-side support for office automation hardware and software.

"We are encouraged by our continued sales successes with these vertical markets. Companies continue to recognize the value of our single-point-of- contact ['SPOC'] support methodology as a significant means to reduce their IT support costs and improve their overall customer service delivery," stated William F. Coyro, Jr. "Our SPOC process provides the requisite accountability to our customers and helps us establish the solid, long-term relationships that contribute to our Company's success. TechTeam remains focused on delivering the best overall value proposition in our industry -- the best combination of high quality, low cost, flexibility, and customer satisfaction."

TechTeam Global, Inc. will host an investor teleconference to discuss its third quarter 2005 financial results at 4:30 p.m. EDT, today, Thursday, October 27, 2005. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 800-299-0148. (Outside the United States, call +1-617-801-9711.) When prompted, enter the passcode number: 46176517.

To access a simultaneous Webcast of the teleconference, go to the TechTeam Global website at http://www.techteam.com/investors and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly. TechTeam will also provide a podcast link for enabling download of the replay for off-line access and portability.

A taped replay of the call will be available beginning at approximately 6:30 p.m. EDT, Thursday, October 27, 2005. This toll-free replay will be available until 11:59 p.m. EST, Thursday, November 10, 2005. To listen to the teleconference replay, call 888-286-8010. (Outside the United States, call +1-617-801-6888.) When prompted, enter the TechTeam conference number: 74074528.

TechTeam anticipates announcing its fourth quarter 2005 financial results on February 9, 2006 and its first quarter 2006 financial results on April 26, 2006. However, these dates are subject to change. Consult the Company's web site for the most current information.

TechTeam Global, Inc. is a worldwide provider of information technology and business process outsourcing support services to Fortune 1000 corporations, multinational companies, product providers, small and mid-sized companies, and government entities. TechTeam's ability to integrate computer services into a flexible, total single-point-of-contact (SPOC) solution is a key element of its success. Partnerships with some of the world's "best-in- class" corporations provide TechTeam with unique expertise and experience in providing information technology support solutions, including diversified IT outsourcing services, government technology services, IT consulting and systems integration, technical staffing, and learning services. For information about TechTeam Global, Inc. and its outstanding services, call 1-800-522-4451 or visit http://www.techteam.com . TechTeam's common stock is traded on the Nasdaq National Market under the symbol "TEAM."

Headquartered in Southfield, Michigan, TechTeam also has locations in Dearborn, Michigan; Davenport, Iowa; Chantilly and Herndon, Virginia; Portsmouth, Rhode Island; Bethesda and Germantown, Maryland; Brussels and Gent, Belgium; Uxbridge, United Kingdom; Cologne, Germany; Gothenburg, Sweden; and Bucharest, Romania.

Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, the Company's ability to successfully integrate acquisitions and to retain key employees. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.

                                 Financial Data

                              TechTeam Global, Inc.

           Condensed Consolidated Statements of Operations (unaudited)

                      (In thousands, except per share data)

                                                  Three Months Ended September 30,            Nine Months Ended September 30,
                                               --------------------------------------     --------------------------------------
                                                                                %                                          %
                                                  2005          2004         Change          2005          2004         Change
                                               ----------    ----------    ----------     ----------    ----------    ----------
Revenue
    Diversified IT outsourcing                 $   17,892    $   18,624         (3.9)%    $   55,631    $   55,401           0.4%
    Government technology services                 14,482         7,837          84.8%        43,662        19,720           121%
    IT consulting and systems integration           6,758         5,650          19.6%        19,690        13,345          47.5%
    Technical staffing                              1,967         1,781          10.4%         6,099         5,767           5.8%
    Learning services                                 215           133          61.7%           555           440          26.1%
                                               ----------    ----------                   ----------    ----------
Total Revenue                                      41,314        34,025          21.4%       125,637        94,673          32.7%
                                               ----------    ----------                   ----------    ----------
Cost of Revenue
    Diversified IT outsourcing                     13,342        13,828          (3.5)%       41,640        40,895           1.8%
    Government technology services                 10,472         6,011          74.2%        31,061        14,668           112%
    IT consulting and systems integration           5,421         4,703          15.3%        15,726        11,099          41.7%
    Technical staffing                              1,561         1,481           5.4%         4,750         4,625           2.7%
    Learning services                                 175           111          57.7%           408           348          17.2%
                                               ----------    ----------                   ----------    ----------
Total Cost of Revenue                              30,971        26,134          18.5%        93,585        71,635          30.6%
                                               ----------    ----------                   ----------    ----------
Gross Profit                                       10,343         7,891          31.1%        32,052        23,038          39.1%
    SG&A expense                                    8,606         5,779          48.9%        25,767        17,928          43.7%
                                               ----------    ----------                   ----------    ----------
Operating Income                                    1,737         2,112         (17.8)%        6,285         5,110          23.0%
    Net interest income                               151           177         (14.7)%          314           502         (37.5)%
    Foreign currency transaction loss                 (99)          (50)                          (3)         (268)
                                               ----------    ----------                   ----------    ----------
Income from Continuing Operations before
 Income Taxes                                       1,789         2,239         (20.1)%        6,596         5,344          23.4%
    Income tax provision                              563           743         (24.2)%        2,098         2,162          (3.0)%
                                               ----------    ----------                   ----------    ----------
Income from Continuing Operations                   1,226         1,496         (18.0)%        4,498         3,182          41.4%
    Income from discontinued
     operations, net of tax                             3            22                           59            36
                                               ----------    ----------                   ----------    ----------
Net Income                                     $    1,229    $    1,518         (19.0)%   $    4,557    $    3,218          41.6%
                                               ==========    ==========                   ==========    ==========

           Condensed Consolidated Statements of Operations (unaudited)

                      (In thousands, except per share data)

                                                         Three Months Ended                          Nine Months Ended
                                                            September 30,                              September 30,
                                               --------------------------------------     --------------------------------------
                                                                                %                                          %
                                                  2005          2004         Change          2005          2004         Change
                                               ----------    ----------    ----------     ----------    ----------    ----------
Net Income                                     $    1,229    $    1,518         (19.0)%   $    4,557    $    3,218          41.6%
                                               ==========    ==========                   ==========    ==========
Diluted Earnings per Common Share
    Continuing operations                      $     0.12    $     0.16                   $     0.45    $     0.33
    Discontinued operations                    $     0.00    $     0.00                   $     0.01    $     0.00
                                               ==========    ==========                   ==========    ==========
    Total                                      $     0.12    $     0.16                   $     0.45    $     0.34
                                               ==========    ==========                   ==========    ==========
Diluted weighted average common
 shares and common share equivalents               10,209         9,594           6.4%        10,045         9,554           5.1%
                                               ==========    ==========                   ==========    ==========

EBITDA from Continuing Operations (1)          $    2,971    $    3,268          (9.1)%   $   10,387    $    8,076          28.6%
                                               ==========    ==========                   ==========    ==========

(1)Reconciliation of Operating Income to
    EBITDA from Continuing Operations
    Operating income                           $    1,737    $    2,112         (17.8)%   $    6,285    $    5,110          23.0%
    Depreciation and amortization                   1,333         1,206          10.5%         4,105         3,234          26.9%
    Foreign currency transaction
     gain (loss)                                      (99)          (50)                          (3)         (268)
                                               ----------    ----------                   ----------    ----------
EBITDA from Continuing Operations              $    2,971    $    3,268          (9.1)%   $   10,387    $    8,076          28.6%
                                               ==========    ==========                   ==========    ==========

       Condensed Consolidated Statements of Financial Position (unaudited)

                                 (In thousands)

                                                       September 30,    December 31,
                                                           2005             2004           Change
                                                       -------------   -------------   -------------
Current Assets
    Cash and cash equivalents                          $      36,515   $      40,436            (9.7)%
    Accounts receivable, less reserves                        43,703          28,888            51.3%
    Other current assets                                       2,731           2,288            19.4%
    Current assets of discontinued operations                     65              97           (33.0)%
                                                       -------------   -------------
Total Current Assets                                          83,014          71,709            15.8%

Net Property, Equipment, and Purchased Software                7,642           8,382            (8.8)%

Other Assets
    Goodwill                                                  20,069           4,768             321%
    Intangibles, less accumulated amortization                10,161           3,672             177%
    Other                                                        475             441             7.7%
    Noncurrent assets of discontinued operations                   -              15            (100)%
Total Other Assets                                            30,705           8,896             245%
                                                       -------------   -------------
Total Assets                                           $     121,361   $      88,987            36.4%
                                                       =============   =============

Current Liabilities
    Accounts payable                                   $       9,994   $       3,707             170%
    Accrued payroll, related taxes, and withholdings           9,068           7,485            21.1%
    Accrued liabilities                                       11,233           4,424             154%
    Current liabilities of discontinued operations                 -              12            (100)%
                                                       -------------   -------------
Total Current Liabilities                                     30,295          15,628            93.9%

Long-Term Liabilities
    Long-term debt                                             9,843               -               -
    Deferred income tax liability                              2,887           1,285             125%
    Other long-term liabilities                                  551             414            33.1%
                                                       -------------   -------------
Total Long-Term Liabilities                                   13,281           1,699             682%

Redeemable Convertible Preferred Stock                             -           5,000            (100)%

Shareholders' Equity
    Common stock                                                  99              88            12.5%
    Additional paid-in capital                                68,300          59,437            14.9%
    Unamortized deferred compensation                           (463)           (533)          (13.1)%
    Retained earnings                                          9,350           4,793            95.1%
    Accumulated other comprehensive income                       499           2,875           (82.6)%
                                                       -------------   -------------
Total Shareholders' Equity                                    77,785          66,660            16.7%
                                                       -------------   -------------
Total Liabilities and
 Shareholders' Equity                                  $     121,361   $      88,987            36.4%
                                                       =============   =============

           Condensed Consolidated Statements of Cash Flows (unaudited)

                                 (In thousands)

                                               Nine Months Ended September 30,
                                               -------------------------------
                                                    2005             2004
                                               --------------   --------------
Operating Activities
    Net Income                                 $        4,557   $        3,218
    Adjustments to reconcile net income
     to net cash provided by operating
     activities-
       Depreciation and amortization                    4,105            3,234
       Other adjustments                                 (212)           2,231
       Income from discontinued operations                (59)             (36)
       Net operating cash flow from
        discontinued operations                            55              998
                                               --------------   --------------
Net cash provided by operating activities               8,446            9,645
                                               --------------   --------------
Investing Activities
    Purchase of property, equipment,
     and software, net                                 (2,344)          (1,252)
    Cash paid for acquisitions, net of
     cash acquired                                    (21,687)          (1,036)
                                               --------------   --------------
Net cash used in investing activities                 (24,031)          (2,288)
                                               --------------   --------------
Financing Activities

    Proceeds from issuance of long-term debt           15,000                -
    Proceeds from issuance of Company
     common stock                                       2,972            1,093
    Payments on long-term debt and
     notes payable                                     (5,184)            (849)
    Purchase of Company common stock                        -           (2,744)
    Net financing cash flow from
     discontinued operations                              (11)            (196)
                                               --------------   --------------
Net cash provided by (used in) financing
 activities                                            12,777           (2,696)
                                               --------------   --------------
Effect of exchange rate changes on cash
 and cash equivalents                                  (1,113)             247
                                               --------------   --------------
Increase (decrease) in cash and cash
 equivalents                                           (3,921)           4,908
Cash and Cash Equivalents at Beginning of
 Period                                                40,436           35,195
                                               --------------   --------------
Cash and Cash Equivalents at End of Period     $       36,515   $       40,103
                                               ==============   ==============

SOURCE  TechTeam Global, Inc.
    -0-                             10/27/2005
    /CONTACT: David W. Morgan, Vice President, Chief Financial Officer, and Treasurer, dmorgan@techteam.com , or Norma F. Robbins, Investor Relations Manager, nrobbins@techteam.com , of TechTeam Global, Inc., +1-248-357-2866/